EXHIBIT 99.1

                   Contact:  Susan Maynard, Secretary
                       Ophidian Pharmaceuticals, Inc.
                               Phone:  (608) 271-0878


FOR IMMEDIATE RELEASE:


 OPHIDIAN PHARMACEUTICALS, INC. ANNOUNCES SHAREHOLDER
    APPROVAL OF ASSET SALE AND PLAN OF DISSOLUTION

MADISON (November 9, 2000) - Ophidian Pharmaceuticals,
Inc. (the "Company") (OTC BB: OPHD.OB) announced that at a special meeting of stockholders held today, stockholders approved proposals to sell substantially all of the Company's assets to Promega Corporation and to grant authorization to the Company's Board of Directors for the subsequent liquidation, winding up, and dissolution of the Company pursuant to an approved
Plan of Dissolution.

Pending satisfaction of all of the closing conditions, the Company expects to proceed promptly to close the sale of substantially all of its assets to Promega
Corporation. Upon the closing of the asset sale, the Board of Directors of the Company will determine whether to liquidate the Company pursuant to the approved Plan of Dissolution. The amount and timing of any liquidating distribution to stockholders will be determined by the Board of Directors and will depend on a number of factors, including payment or provision for payment of the Company's debts, expenses, taxes, and other liabilities, as well as the timing and costs of liquidating and winding up the Company's business and affairs.

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The Company also reported that pursuant to applicable
NASDAQ regulations, NASDAQ had delisted the Company's stock from the NASDAQ SmallCap Market effective
Tuesday, November 7, 2000. Trading and quotation of the Company's stock is now available through the OTC
Bulletin Board quotation service.

NOTE: This document contains certain forward-looking statements based on the Company's expectations. There are certain key factors that could cause future results to differ from those anticipated by the Company's management and Board of Directors. Such factors include, but are not limited to, the conditions that must be met prior to closing as set forth in the agreement with Promega, the failure of the asset sale to close for whatever reasons, purchase price adjustments, post-closing indemnification obligations, the completion of satisfactory due diligence for the asset sale, and the final amounts of the Company's debts, expenses, taxes, and other costs and liabilities of liquidating and winding up the Company's business and affairs.

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